Exhibit 99.1

APA ENTERPRISES, INC. REPORTS CHANGES IN BUSINESS
OPERATIONS AND FISCAL YEAR

MINNEAPOLIS, MN, July 27 2007 -- APA Enterprises, Inc. (NASDAQ: APAT) announced today the termination of its Optronics business. The termination will result in the disposition of all the Optronics assets. This action came as a result of a comprehensive evaluation of the business by senior management and brings to closure the announcement and action initiated June 22, 2007 to evaluate options for this business. The Optronics segment was based on the Company’s GaN technology and involved the design, manufacture and marketing of ultraviolet (UV) detection and measurement devices.

In addition, the Company has changed its fiscal year end from March 31 to September 30. The September year end will better align the business and planning cycle of the Company to that of its core industry. The first complete new fiscal year will be October1, 2007 through September 30,2008

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Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated revenues of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

APA Enterprises, Inc., consists of APA Cables and Networks Inc., a wholly owned subsidiary. APACN designs, manufactures and markets a variety of fiber optic and copper components to the data communication and telecommunication industries.  Additional information about APA Enterprises is available at http://www.apaenterprises.com.

APA Enterprises, Inc. Contact Information:

Cheryl Beranek Podzimek
President and CEO
investor-relations@apaenterprises.com
763-476-6866